Exhibit 10.6

ANTRIABIO, INC.
2016 Non Qualified Stock option PLAN
NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase Shares of AntriaBio, Inc. (the “Company”):

Name of Participant:	Morgan Fields _________________

Total Number of Shares Granted:	240,000______________________

Type of Option:	Non-Qualified Stock Option

Exercise Price Per Share:	$1.20 _______________________

Date of Grant:	December 28, 2016 ______________

Vesting Commencement Date:	Subject to the terms set forth herein, this Option shall begin to vest and become exercisable with respect to:

80,000 Shares upon the closing of a Company financing (a “Financing”) (i) resulting in gross proceeds of at least $10,000,000 and (ii) if such Financing’s closing date occurs prior to June 30, 2017;

An additional 80,000 Shares if such Financing (i) results in gross proceeds of at least $20,000,000 and (ii) if such Financing’s closing date occurs prior to June 30, 2017; and

An additional 80,000 Shares if such Financing (i) results in gross proceeds of at least $30,000,000 and (i) if such Financing’s closing date occurs prior to June 30, 2017.

Date Exercisable:	Subject to the terms set forth herein, this Option shall vest and become exercisable with respect to 1/48th of the Shares upon each monthly anniversary of the Vesting Commencement Date ending on the fourth annual anniversary of the Vesting Commencement Date, at which time the full Option shall be vested; provided that in no event shall the Option vest following the date Participant’s Service ceases. Any vested portion of the Option shall only be exercisable following termination of Participant’s Service as provided in Section 3 of the Stock Option Agreement.

Expiration Date:	October 31, 2026 ______________________

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 2016 Non-Qualified Stock Option Plan and the related Stock Option Agreement, both of which are made a part of this document.

PARTICIPANT:	ANTRIABIO, INC.

By:

Title:
Print Name

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ANTRIABIO, INC.
2016 Non Qualified Stock Option Plan
STOCK OPTION AGREEMENT

1.          Grant of Option. AntriaBio, Inc., a Delaware corporation (the “Company”) hereby grants Participant the option (the “Option”) to purchase all or any part of the number of shares (the “Shares”) of common stock of the Company at the exercise price set forth in the Notice of Stock Option Grant, subject to the terms and conditions of this Stock Option Agreement (the “Agreement”) and the AntriaBio, Inc. 2016 Non Qualified Stock Option Plan (the “Plan”). In the event of any conflict between this Agreement and the Plan, the Plan will govern. By acceptance of this grant, Participant and agrees to the terms and conditions of the Plan and this Agreement. The Option will not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Option shall terminate at the close of business ten years from the date hereof (the “Expiration Date”).

2.           Vesting of Option Rights.

(a)          Except as otherwise provided in this Agreement, all or part of this Option may be exercised prior to its expiration at the time or times set forth in the Notice of Stock Option Grant.

(b)          During the lifetime of Participant, the Option shall be exercisable only by Participant and shall not be assignable or transferable by Participant, other than by will or the laws of descent and distribution, or as may be permitted pursuant to Section 6(b)(v) of the Plan.

3.           Exercise of Option after Death or Termination of Employment. The Option shall terminate and may no longer be exercised if Participant ceases to provide Service to the Company or its Affiliates, except that:

(i)          If Participant’s Service shall be terminated for any reason, voluntary or involuntary, other than for “Cause” (as defined in Section 3(e)), Participant’s death or disability (within the meaning of Section 22(e)(3) of the Code), or Retirement (as defined in Section 3(f)), Participant may at any time within a period of 3 months after such termination exercise the Option to the extent the Option was exercisable by Participant on the date of the termination of Participant’s employment.

(ii)         If Participant’s Service is terminated for Cause, the Option shall be terminated as of the date of the act giving rise to such termination.

(iii)        If Participant shall die while the Option is still exercisable according to its terms, if Service is terminated because Participant has become disabled (within the meaning of Section 22(e)(3) of the Code) while in Service of the Company, or in the event of the Participant’s Retirement (as defined in Section 3(f)) and Participant shall not have fully exercised the Option, such Option may be exercised at any time within 12 months after Participant’s death or date of termination of Service for disability or Retirement by Participant, personal representatives or administrators or guardians of Participant, as applicable or by any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of Shares Participant was entitled to purchase under the Option on the earlier of the (i) date of death or (i) date of termination of Service for disability or Retirement, as applicable.

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(iv)        Notwithstanding the above, in no case may the Option be exercised to any extent by anyone after the Expiration Date.

(v)         “Cause” shall mean (i) the willful and continued failure by Participant substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) Participant’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds or (iii) the willful engaging by Participant in misconduct which causes substantial injury to the Company or its Affiliates, its employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Participant’s part shall be considered “willful” unless done or omitted to be done, by Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

(vi)        “Retirement” shall mean termination of Participant’s Service on or after the date Participant attains age 65; provided that, if Participant terminates due to Retirement but continues to serve as a director of the Company, such Optionee’s Service with the Company shall be deemed not to have terminated for purposes of this Agreement and the Plan until the date as of which Participant’s services as a director of the Company shall also have terminated, at which time Participant shall be deemed to have terminated Service as a result of Retirement.

(vii)       “Service” shall mean Participant’s performance of services for the Company (or any Affiliate) in the capacity of an employee, officer, consultant, independent contractor, advisor or non-employee director.

4.           Method of Exercise of Option. Subject to the foregoing, the Option may be exercised in whole or in part from time to time by serving written notice to the Company (through the Plan administrator or other means specified by the Company) stating the number of Shares to be purchased. The notice shall state the number of Shares as to which the Option is being exercised and shall be accompanied by payment of the exercise price. Such notice must be accompanied by payment in full of the exercise price for all Shares to be purchased by (i) cash or check, (ii) delivery of unencumbered Shares previously acquired by you having a Fair Market Value (as defined in the Plan) on the date of exercise that is equal to the exercise price or (iii) withholding of Shares that would otherwise be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate exercise price for the Shares for which the Option is being exercised.

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5.           Miscellaneous.

(a)          No Rights of Stockholders. Neither Participant, Participant’s legal representative nor a permissible assignee of this Option shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares, unless and until such Shares have been issued in the name of Participant, Participant’s legal representative or permissible assignee, as applicable.

(b)          No Right to Employment. Nothing herein shall be construed as giving Participant the right to continue in the employ or to provide services to the Company or any affiliate, whether as an employee or as a consultant or otherwise, or interfere with or restrict in any way the right of the Company or any affiliate to discharge the Participant, whether as an employee or consultant or otherwise, at any time, with or without cause. In addition, the Company or any affiliate may discharge the Participant free from any liability or claim under this Agreement, unless otherwise expressly provide herein.

(c)          Governing Law. The validity, construction and effect of the Agreement shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(d)          Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any applicable law, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Company, materially altering the purpose or intent of the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(e)          No Trust or Fund Created. The Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Participant or any other person.

(f)          Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

(g)          Conditions Precedent to Issuance of Shares. Shares shall not be issued pursuant to the exercise of the Option unless such exercise and the issuance and delivery of the applicable Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, the requirements of any applicable Stock Exchange and the Delaware General Corporation Law. As a condition to the exercise of the purchase price relating to the Option, the Company may require that the person exercising or paying the purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

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(h)          Withholding. In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option and in order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Participant.

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